Exhibit 10.1
AMENDMENT TO
STOCK PURCHASE AGREEMENT
THIS AMENDMENT TO STOCK PURCHASE AGREEMENT (this “Amendment”) is made and entered into as of March 19, 2010 by and between Supplemental Manufacturing & Ingredients, LLC, an Arizona limited liability company (“Investor”) and HealthSport, Inc. a Delaware corporation (the “Company”).
RECITALS
WHEREAS, Investor has purchased stock in the Company pursuant to that certain Stock Purchase Agreement dated November 6, 2009 by and between the parties (the “Stock Purchase Agreement”). In connection therewith, Investor and the Company executed that certain Promissory Note dated as of December 1, 2009 (the “Note”), as well as that certain Stock Pledge Agreement dated as of December 1, 2009 (the “Pledge”) and that certain Escrow Agreement dated as of December 1, 2009 (collectively, all such documents, the “Stock Purchase Documents”);
WHEREAS, in connection with the execution of Amendments to each of the Note and the Pledge of even date herewith, Investor and the Company desire to amend the terms of the Stock Purchase Agreement as set forth herein;
NOW, THEREFORE, in consideration of the covenants set forth herein, and for other good and valuable consideration, intending to be legally bound hereby, the parties agree as follows:
1. Definitions. Capitalized terms not otherwise defined in this Amendment shall have the respective meanings ascribed to them in the Stock Purchase Agreement.
2. Additional Rights of Investor. The following is hereby added as Section 16 to the Stock Purchase Agreement:
Section 16. Additional Rights of Investor.
In fulfilling its obligations under Section 2A of the Note, as amended, Investor is hereby authorized to do the following:
(a) Negotiate and settle Company obligations toward third parties, including without limitation those to the Company’s vendors and debt holders, provided that, at the time thereof, any such settlement or payment is reasonable, is in the best interests of the Company and conforms to the Use of Proceeds schedule attached as Exhibit C to the Stock Purchase Agreement; and

(b) Make payments directly to third party creditors of the Company which payments shall be offset against those required under Section 2A of the Note, as amended. In such event, Investor shall notify the Company in writing with the amount and date of payment prior to the making of such payment.
3. Additional Share Issuance Dates. The following dates referenced in Section 6 of the Stock Purchase Agreement are hereby changed as indicated:
a.	The reference to the date “June 30, 2011” in Section 6.a) is hereby changed to September 15, 2011.
b.	The references to the date “June 30, 2010” in Sections 6.b) and 6.c) are hereby changed to September 15, 2010.
c.	The reference to the date “August 31, 2010” in Section 6.a) is hereby changed to November 30, 2010.
4. Facility Construction. The following is hereby added as Section 17 to the Stock Purchase Agreement:
Section 17. Facility Construction Provisions.
a.
Investor shall provide the Company with oversight and consulting services (“Construction Oversight”) for the Oxnard Plant Improvements, as to which Investor shall use its best commercial efforts to complete according to the Company-approved timeline and payment schedule contained in the Construction Contract. In connection with the foregoing, Investor shall provide such expertise as may be necessary to (i) obtain cGMP certifications for the Oxnard Plant comparable to those maintained by Investor with respect to its own Tempe, AZ facility, and (ii) maintain such certifications for twelve (12) months after the date hereof. Investor shall be entitled to compensation for the Construction Oversight and ongoing cGMP consulting services as follows: (i) the scope and cost to the Company of such shall be approved by the Company’s CEO and President in advance and (ii) such compensation shall be paid in cash or shares of common stock of the Company valued at a rate of $.15 per share.

b.	For purposes of this Section 17, each of “Oxnard Plant Improvements,” and “Construction Contract” shall have the meanings ascribed to them in the Note, as amended.
c.
In the event that Investor’s appointed members to the Company’s Board of Directors, as set forth in Section 7 above, fail to constitute a majority of the Board of Directors for any reason, Investor shall have the right to be repaid for its expenses and costs resulting from the Oxnard Plant Improvements as follows:

(i)
The Company shall repay Investor for (1) all amounts paid pursuant to Section 2A.a(iii) of the Note, as amended, plus (2) all unpaid amounts due under Section 17.a. above, (the “Repayment Obligation”).

(ii)	Investor shall be granted a security interest in all of the tangible and intangible assets of the Company securing performance of the Repayment Obligation (the “Repayment Security Interest”).

(iii)
The Company and Investor shall hereafter in a timely manner execute commercially reasonable documentation evidencing the obligations of this Section 17.c., including without limitation a short term promissory note with respect to the Repayment Obligation (which shall provide that payments thereunder shall not commence for a period of four (4) months after Investor elects to require such repayment under this Section 17.c) and one or more security agreements evidencing the Repayment Security Interest.

(iv)
In the event the Company repays any amount described in Section 17.c(i)(1) above as to which Shares have been released from the Pledge to Investor, Investor shall be required to reconvey such released Shares to the Company in connection with such repayment.

5. Conflicts; Reaffirmation; Waiver. In the event of any conflict or inconsistency between the provisions of the Stock Purchase Documents and the provisions of this Amendment, the provisions of this Amendment shall govern. Except to the extent expressly amended hereby, all terms and conditions of the Stock Purchase Documents shall remain in full force and effect. Each party hereto hereby expressly ratifies and affirms all such terms and conditions as of the effective date hereof. The Company hereby acknowledges and agrees that no events of default of Investor have occurred, or exist as of the date first set forth above, under the Note and the other Stock Purchase Documents.
6. Governing Law; Jursidiction. THIS AMENDMENT AND THE OBLIGATIONS OF THE PARTIES HEREUNDER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO ANY CONFLICTS OF LAWS PROVISIONS THEREOF THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. Each party hereto knowingly and voluntarily waives any and all rights it may have to a trial by jury with respect to any litigation based on, or arising out of, under, or in connection with, this Amendment. Each party is hereby authorized to submit, as conclusive evidence of such waiver of jury trial, this Amendment to a court that has jurisdiction over the subject matter of such litigation and the parties to this Amendment.
7. Additional Acts and Assurances. Each party hereto agrees to do all such things and take all such actions, and to make, execute and deliver such other documents and instruments, as shall be reasonably requested to carry out the provisions, intent and purpose of this Amendment, including without limitation amending any Stock Purchase Document as may be necessary to reflect the revised provisions as set forth herein.
8. Counsel. The parties hereby acknowledge that (i) Keller Rohrback P.L.C. has represented only Investor in connection with the Stock Purchase Documents and this Amendment and (ii) the Company has been represented by other legal counsel in connection with the Stock Purchase Documents and this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed under seal as of the date first above written.

Investor: Supplemental Manufacturing & Ingredients, LLC, an Arizona limited liability company
By:	Ferrel Raskin
Its: Chief Executive Officer

Company: HealthSport, Inc. a Delaware corporation
By:	Robert Davidson
Its: President

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